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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pier 1 Imports, Inc. of our report dated April 4, 2003, included in the 2003 Annual Report to Shareholders of Pier 1 Imports, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-34100, No. 333-88323, No. 333-13491 and No. 33-32166) and in
the Registration Statements on Form S-3 (No. 33-49356 and No. 333-61155) of our report dated April 4, 2003, with respect to the consolidated financial statements of Pier 1 Imports, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended March 1, 2003.




/s/ Ernst & Young LLP


Fort Worth, Texas
May 27, 2003